Exhibit 99.A2(a)

AMENDMENT NO. 1
TO
THE STANDARD TERMS AND CONDITIONS OF TRUST

This Amendment No. 1 (the “Amendment No. 1”) to the Standard Terms and Conditions of Trust, dated as of March 1, 1999, between Nasdaq Investment Product Services, Inc. (formerly known as Nasdaq-Amex Investment Product Services, Inc.), a Delaware corporation, as Sponsor (“NIPS”) and The Bank of New York, as Trustee (the “Trustee”) (the “Standard Terms”) of Nasdaq-100 Trust, Series 1 and any subsequent and similar series of the Nasdaq-100 Trust (the “Trust”) is made as of April 17, 2001, by and between NIPS and The Bank of New York, as Trustee. Capitalized terms used in this Amendment No. 1 and not otherwise defined herein have the respective meanings assigned to such terms in the Standard Terms.

RECITALS

1.                                       NIPS, as a Sponsor of the Trust, and the Trustee desire to amend the Standard Terms to provide for a revised fee schedule for the Trust, and to make clear that the Trustee is not limited to transactions with brokers or dealers but may enter into principal transactions with others as well in accordance with the terms of this Amendment No. 1.

2.                                       Section 10.01(a)(1) of the Standard Terms provides that the Standard Terms may be amended from time to time by the Trustee and the Sponsor without the consent of any Beneficial Owners to make such provisions in regard to matters or questions arising thereunder as will not adversely affect the interests of Beneficial Owners.

3.                                       Section 10.01(a)(7) of the Standard Terms provides that the Standard Terms may be amended from time to time by the Trustee and the Sponsor without the consent of any Beneficial Owners to make changes to the Transaction Fee and to other amounts charged in connection with creations and redemptions of Nasdaq-100 Shares within the parameters set forth in the Standard Terms.

4.                                       NIPS, as a Sponsor of the Trust, and The Bank of New York, as the Trustee, wish to amend the Trust Agreement in accordance with the provisions of this Amendment No. 1 to the Standard Terms.

AGREEMENTS

In consideration of their mutual agreements herein contained, the parties agree as follows:

1.                                       Amendment to Section 2.04(f). Section 2.04(f) is hereby amended in its entirety to read as follows:

“(f)                              The Trustee will direct its securities transactions only to brokers or dealers, which may include affiliates of the Trustee, and others from whom it expects to obtain the most favorable prices for execution of orders, subject to meeting the investment objectives of the

Trust. The net proceeds of any sales of Securities shall either be reinvested in accordance with this Section 2.04 or distributed in accordance with Section 3.07.”

2.                                       Amendment to Section 2.03(i). Section 2.03(i) is hereby amended in its entirety to read as follows:

“(i)                               A transaction fee will be payable to the Trustee for its own account in connection with creations and redemptions of Creation Unit size aggregations of Nasdaq-100 Shares (the “Transaction Fee”). The Transaction Fee charged in connection with the creation of Creation Units of Nasdaq-100 Shares through the Nasdaq-100 Clearing Process shall be (i) $500 per Participating Party per day for creations of Creation Unit size aggregations of Nasdaq-100 Shares where there are also, in the same day, separate creations in any number, or redemptions in an amount not equal to the number of Nasdaq-100 Shares created, of other similar exchange traded funds based on the Index for which the Trustee or its affiliate acts as trustee, fund administrator or in any similar capacity, (ii) no fee per Participating Party where there is, in the same day, a redemption of an equal number of shares of another similar exchange traded fund based on the Index for which the Trustee or its affiliate acts as the trustee, fund administrator or in any similar capacity, and (iii) in all other cases $1,000 per Participating Party per day, regardless of the number of Creation Units created on such day by such Participating Party. The Transaction Fee charged in connection with the redemption of Creation Units of Nasdaq-100 Shares through the Nasdaq-100 Clearing Process shall be (i) $500 per Participating Party per day for redemptions of Creation Unit size aggregations of Nasdaq-100 Shares where there are also, in the same day, separate redemptions in any number, or creations in an amount not equal to the number of Nasdaq-100 Shares redeemed, of another similar exchange traded fund based on the Index for which the Trustee or its affiliate acts as trustee, fund administrator or in any similar capacity, (ii) no fee per Participating Party where there is, in the same day, a creation of an equal number of shares of another similar exchange traded fund based on the Index for which the Trustee or its affiliate acts as the trustee, fund administrator or in any similar capacity, and (iii) in all other cases $1,000 per Participating Party per day, regardless of the number of Creation Units redeemed on such day by such Participating Party.”

3.                                       Amendment to Section 8.04(a). Section 8.04(a) is hereby amended in its entirety to read as follows:

“(a)                            For services performed under this Agreement, the Trustee will be paid by the Trust a fee at an annual rate of 4/100 of 1% to 10/100 of 1% of the net asset value of the Trust, as shown below, such percentage amount to vary depending on the net asset value of the Trust. Such compensation will be computed on each Business Day on the basis of the net asset value of the Trust on such day, and the amount thereof shall be accrued daily and paid in arrears on the first Business Day of each month.

TRUSTEE FEE SCALE*

Net Asset Value of the Trust	Fee as a Percentage of Net Asset Value of the Trust

0 - $499,999,999	10/100 of 1% per annum

$500,000,000 - $2,499,999,999	8/100 of 1% per annum

$2,500,000,000 - $24,999,999,999	6/100 of 1% per annum

$25,000,000,000 - $49,999,999,999	5/100 of 1% per annum

$50,000,000,000 and over	4/100 of 1% per annum

* The fee indicated applies to that portion of the net asset value of the Trust which falls in the size category indicated.”

4.                                  Effectiveness. This Amendment shall be effective as of April 17, 2001.

5.                                  Reaffirmation of Trust Agreement. Except as expressly provided in this Amendment No. 1, the Standard Terms remains in full force and effect.

6.                                  Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts together shall constitute one and the same instrument.

7.                                  Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 on the date first written above.

NASDAQ INVESTMENT PRODUCT SERVICES, INC.,
as Sponsor

By:
Name:
Title:

THE BANK OF NEW YORK,
as Trustee

By:
Name:
Title: